Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report on the audited financial statements of Purebase, Inc. for the years ended November 30, 2014 and 2013 included in this Current Report on Form 8-K of Port of Call Online, Inc.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP
Encino, California

December 23, 2014